Exhibit 3.1

ARTICLES OF AMENDMENT
relating to
RESTATED ARTICLES OF INCORPORATION
of
HARLEY-DAVIDSON, INC.

Pursuant to Section 180.1003 of the
Wisconsin Business Corporation Law

I, Paul J. Jones, Vice President, General Counsel and Secretary of Harley-Davidson, Inc. (the “Corporation”), a corporation organized and existing under the Wisconsin Business Corporation Law (the “WBCL”), in accordance with the provisions of Section 180.1003 thereof, DO HEREBY CERTIFY THAT:

A.           The Board of Directors of the Corporation voted to approve, and to submit to the shareholders of the Corporation, a proposal to amend the Restated Articles of Incorporation of the Corporation (the “Amendment”).  On April 25, 2015, the shareholders of the Corporation approved and adopted the Amendment pursuant to Section 180.1003 of the WBCL.

B.           The Amendment amended paragraph (b) of Article VI of the Restated Articles of Incorporation of the Corporation to read in its entirety as set forth below:

(b)              NOMINATIONS AND QUALIFICATIONS OF DIRECTORS. Nominations for the election of directors may be made by the Board of Directors or a committee appointed by the Board of Directors or by any shareholder entitled to vote generally in the election of directors. However, any shareholder entitled to vote generally in the election of directors may nominate one or more persons for election as directors at a meeting only if written notice of such shareholder’s intent to make such nominations has been given, either by personal delivery or by United States mail, postage prepaid, to the Secretary of the Corporation not later than (i) with respect to an election to be held at an annual meeting of shareholders, 60 calendar days in advance of the date in the current fiscal year of the Corporation corresponding to the date the Corporation released its proxy statement to shareholders in connection with the annual meeting for the immediately preceding year and (ii) with respect to an election to be held at a special meeting of shareholders for the election of directors, the close of business on the seventh day following the date on which notice of such meeting is first given to shareholders. Each such notice shall set forth: (A) the name and address of the shareholder who intends to make the nomination and of the person or persons to be nominated, (B) a representation that the shareholder is entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice, (C) a description of all arrangements or understandings between the shareholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the shareholder, (D) such other information regarding each nominee proposed by such shareholder as would be required to be included in a proxy statement filed pursuant to the then current proxy rules of the Securities and Exchange Commission, if the nominee were to be nominated by the Board and (E) the consent of each nominee to serve as a director of the Corporation if so elected. The chairman of the meeting may refuse to acknowledge the nomination of any person not made in compliance with the foregoing procedure. The directors shall be at least twenty-one years of age. Directors need not be shareholders. The By-laws of the Corporation may provide that, to the extent provided in such By-laws, an individual shall be elected a director of the Corporation by the shareholders if, and only if, the number of votes cast favoring that individual’s election exceeds the number of votes cast opposing that individual’s election at any meeting for the election of directors at which a quorum is present, subject to the terms and conditions set forth within such By-laws. For purposes of clarity, the provisions of the foregoing sentence do not apply to vacancies on the Board of Directors (including a vacancy resulting from an increase in the number of directors) filled by a vote of the Board of Directors.

C.           The foregoing Amendment shall be effective as of April 28, 2015.

IN WITNESS WHEREOF, the undersigned has executed these Articles of Amendment on behalf of the Corporation as of the 27th day of April, 2015.

HARLEY-DAVIDSON, INC.

By:  /s/  Paul J. Jones
Paul J. Jones
Vice President, General Counsel
and Secretary

_________________________
This instrument was drafted by, and should be returned to, Patrick G. Quick of the firm of Foley & Lardner LLP, 777 East Wisconsin Avenue, Milwaukee, Wisconsin  53202, (414) 297-5678.